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                                                                    EXHIBIT 99.6

NRG ENERGY, INC.

FOR IMMEDIATE RELEASE:   MARCH 29, 2000

                        NRG Energy Completes Purchase of
                    680-Megawatt Killingholme A Power Station

MINNEAPOLIS (March 29, 2000) NRG Energy, Inc. (NRG Energy), a wholly owned subsidiary of Northern States Power Company (NYSE: NSP), today announced the completion of the purchase from National Power plc of the 680-megawatt (MW) gas-fired Killingholme A combined-cycle, gas-turbine power station in North Lincolnshire, England.


The purchase price for the station was approximately 390 million pounds sterling (approximately U.S. $620 million at current exchange rates). The project will be funded through a combination of equity and non-recourse project financing.


Killingholme A was commissioned in 1994 and is located in North Lincolnshire on the south bank of the River Humber, five kilometers northwest of Immingham Docks. The station's three gas turbine generators have nominal capacities of 150 MW each, as well as heat recovery steam generators that recover steam for a single 230 MW steam turbine generator.


"We are delighted to complete the purchase of Killingholme A, an acquisition that greatly increases our presence within the United Kingdom," said Ron Will, president and CEO of NRG Europe. "NRG Energy will continue to actively pursue opportunities, including greenfield projects, as a means of continuing our growth in U.K. energy markets."


NRG Energy is also a 25-percent owner of Enfield Energy Centre, a 396-MW, combined-cycle merchant plant in North London. Enfield, which will go into service in June 2000, will sell power into the National grid. NRG Energy is also pursuing the approval for construction of Langage Energy Park, a nominal 800-MW gas-fired, combined-cycle gas turbine, greenfield merchant plant located near Plymouth, in the southwest of England. The Company's other European assets are comprised of interests in projects totaling more than 1,500 MW in Germany and the Czech Republic. NRG Energy's United Kingdom headquarters are in London, with additional European offices in Prague, Berlin, Tallinn, Warsaw and Istanbul.


NRG Energy is one of the world's leading independent power producers, specializing in the development, construction, operation, maintenance and ownership of low-cost, environmentally responsible power plants. Established in 1989, NRG Energy has a high quality portfolio of projects in the United States, Europe, the Pacific Rim, and Latin America. NRG Energy is involved in over 28,000 MW of projects utilizing such diverse fuel sources as natural gas, oil, coal and coal seam methane, biomass, landfill gas, and hydro, as well as refuse derived fuel and geothermal energy.


Certain information included in this press release contains statements that are forward-looking. Such forward-looking information involves risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of NRG Energy. For more information regarding these risks and uncertainties, review NRG Energy's filings with the Securities and Exchange Commission.

CONTACTS:
Bob Brown
Vice President & Managing Director,
Western Europe, NRG Energy, Ltd.
44-0171-409-1025

Frank Rapley
Director Communications
NRG Energy, Inc.
612/373-8892



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